Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Nevro Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$249,820,108.20(1)	0.00015310	$38,247.46(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$249,820,108.20

Total Fees Due for Filing			$38,247.46

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$38,247.46

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of February 6, 2025, by and among Globus Medical, Inc., Palmer Merger Sub, Inc. and Nevro Corp.

(1)	The Proposed Maximum Aggregate Value of the transaction was calculated as follows:

i.	Title of each class of securities to which the transaction applies: Common Stock, par value $0.001 per share of Nevro Corp. (the “Company” and such shares, the “Company Shares”).

ii.

Aggregate number of securities to which the transaction applies: As of the close of business on February 6, 2025 (the “Determination Date”), the maximum number of Company Shares to which this transaction applies is estimated to be 42,704,292 Company Shares, which consists of:

a.	37,855,939 Company Shares;

b.

4,216,189 Company Shares underlying equity awards, including Company Shares subject to issuance pursuant to outstanding awards of restricted stock units and pursuant to outstanding awards of performance stock units.

iii.

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the Determination Date, the underlying value of the transaction was calculated as the product of: (a) 42,704,292 Company Shares (including (i) 37,855,939 Company Shares and (ii) 4,216,189 Company Shares underlying equity awards, including Company Shares subject to issuance pursuant to outstanding awards of restricted stock units and pursuant to outstanding awards of performance stock units) multiplied by (b) the merger consideration of $5.85 per share (such sum, the “Total Consideration”).

(2)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.